Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Deutsche Investments VIT Funds on Form N-1A (“Registration Statement”) of our reports dated February 13, 2015, relating to the financial statements and financial highlights which appear in the December 31, 2014 Annual Reports to the Shareholders of Deutsche Equity 500 Index VIP and Deutsche Small Cap Index VIP, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 24, 2015